Exhibit 99.1

American Energy Development Prepares Second Well Location on Dansville Prospect

NEW YORK, NY – April 5, 2012 - American Energy Development Corp. (OTCBB: AEDC) hereafter “AED” has identified its second well location on the 1,343 acre Dansville Prospect in Southern Michigan, with spudding planned to begin in April.

AED's Cremer 1-1 well is the second of a series of wells planned on the prospect and located approximately one mile North-Northwest of AED’s successful Brown 2-12 well. By utilizing the latest geological and geophysical technology, including the company's 19.23 square miles (12,300 acres) of high-resolution 3-D seismic data, AED has been able to build detailed analysis of the potential reef structure, to target areas of highest porosity with the best potential for recoverable reserves.

Data suggests the Cremer 1-1 reef structure is comparable in pinnacle height to the company’s first drilled well, Brown 2-12, which was drilled on the Brown-12 reef structure. AED will apply the knowledge gleaned from the drilling of the Brown 2-12 to developing Cremer 1-1, while again using proprietary drilling techniques. The operator has contracted a conventional rotary drilling rig from a service provider under a turn-key contract, which includes the drill bits, blow-out preventers, surface casing, fuel, well supervision and engineering.

The drill location for Cremer 1-1 is already surveyed, bonded, and permitted. A direct access road is being prepared in order to move drilling equipment onto the site. The drilling rig is expected to arrive in the second week of April, with drilling to begin soon after.

The Dansville Prospect is located in close proximity to wells drilled by Exxon Mobil, BP and Royal Dutch Shell. The Niagaran reef play in Michigan has produced in excess of 470 million barrels of oil and 2.8 trillion cubic feet of natural gas.  According to a USGS report, recoverable reserves are believed to be in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas.

“The success at Brown 2-12 has provided a road map for development at Cremer 1-1,” said Herold Ribsskog, president of AED. “We expect that the drilling stage of the Cremer 1-1 well will follow a similar timeline as was achieved with the Brown 2-12 well, while again delivering positive results to our stockholders.”

To receive further information about American Energy Development Corp., telephone (855) OIL-AEDC (645-2332) or email ir@aed-corp.com.

About American Energy Development Corp.

Founded in 2010, American Energy Development Corp. (AED) is an independent U.S. energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, AED's goal is to locate, drill, and produce oil and gas in the United States and secure regions.  AED is currently focused on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.  For more information, visit www.aed-corp.com.

Forwarding Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities; continued availability of capital and financing; increases in operating costs; risks associated with oil and gas operations in general; availability of skilled personnel; unpredictable weather conditions; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" “reserves” among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

CONTACT:

Company Contact:

         American Energy Development Corp.
         Joel Felix, Chief Financial Officer
         Tel 646-756-2851
         info@aed-corp.com

         Investor Contact:
         Justin Vaicek
         Liolios Group, Inc.
         Tel (855) OIL-AEDC (645-2332)
         ir@aed-corp.com